Exhibit 99.1

PENNTEX MIDSTREAM ANNOUNCES

EXPIRATION OF ENERGY TRANSFER TENDER OFFER

HOUSTON, June 20, 2017 (GLOBE NEWSWIRE) – PennTex Midstream Partners, LP (NASDAQ: PTXP) (the “Partnership”) today announced that as of 5:00 p.m., Eastern Time, on June 19, 2017 (the “Expiration Time”), approximately 12,360,503 common units representing limited partner interests in the Partnership (the “Common Units”), including those Common Units delivered through notices of guaranteed delivery, were validly tendered and accepted for purchase by Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) in ETP’s previously announced tender offer (the “Offer”).

The number of Common Units validly tendered prior to the Expiration Time satisfies the non-waivable condition that not less than a majority of the Common Units held by unitholders that are not affiliates of ETP be validly tendered, and satisfies the condition that, following the closing of the Offer, ETP and its affiliates own at least 16,571,405 Common Units, representing greater than 80% of the outstanding Common Units. ETP has announced that, pursuant to Section 15.1 of the First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), it intends to exercise the right, assigned to ETP by the Partnership’s general partner, to purchase all of the remaining Common Units that were not tendered in the Offer and remain outstanding on June 30, 2017 (the “Limited Call Right”). ETP expects to mail to each unitholder of record who did not tender its Common Units in the Offer a notice of election to purchase such Common Units pursuant to Section 15.1(b) of the Partnership Agreement, and such holder will receive, for each Common Unit, $20.00 in cash, which represents the price paid by ETP for the Common Units in the Offer.

Upon the exercise of the Limited Call Right, ETP will own all of the economic interests of the Partnership and will be entitled to all of the benefits resulting from those interests. In addition, the Common Units will cease to be listed on the NASDAQ Global Select Market or publicly traded.

Important Information

This press release is for informational purposes only, and is neither an offer to purchase nor a solicitation of an offer to sell securities. Holders of Common Units are advised to read ETP’s combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3, as amended, ETP’s Offer to Purchase, the Partnership’s Solicitation/Recommendation Statement on Schedule 14D-9, as amended, and the Partnership’s Transaction Statement on Schedule 13E-3, as amended, and other documents relating to the tender offer that have been or will be filed with the Securities and Exchange Commission (the “SEC”) because they contain important information. Unitholders may also obtain copies of any of the foregoing materials, as filed with the SEC, without charge from the Partnership by directing such request to PennTex Midstream Partners, LP, Attn: Investor Relations, 8111 Westchester Drive, Suite 600, Dallas, Texas 75225.

About PennTex Midstream Partners, LP

PennTex Midstream Partners, LP provides natural gas gathering and processing and residue gas and natural gas liquids transportation services to producers in northern Louisiana. ETP owns the general partner of the Partnership. For more information, visit www.penntex.com.

Investor Relations:

Helen Ryoo, Lyndsay Hannah, Brent Ratliff, 214-981-0795

or

Media Relations:

Vicki Granado, 214-840-5820